May 25, 2004

Audit Committee of
SEI Opportunity Master Fund, LP
SEI Opportunity Fund, LP
SEI Absolute Return Fund, LP

Dear Members of the Audit Committee:
In connection with the upcoming N-CSR filing of the March 31, 2004 financial statements for SEI
Opportunity Master Fund, LP, SEI Opportunity Fund,
LP, and SEI Absolute Return Fund, LP, we are required to have certain communications prior to the filing. The accompanying attachment contains these required communications.
We would be pleased to discuss the attachment with the audit committee should you desire.
If you have any questions or comments, please call
Terri Messina at (215) 448-5000 or Chuck Gill at
(215) 448-5135.

Very truly yours,

Ernst & Young LLP





Required Communications
Area
Comments
	Critical Accounting
Policies and Practices

	We report all critical
accounting policies and
practices used by the
Funds in preparing the
financial statements and
our assessment of the
disclosure of such
policies.
E&Y has defined "critical
accounting policies" as
accounting policies where
the related financial
statement amounts are
most sensitive to
material variation. The
most critical accounting
policies would be those
where material
differences could have
occurred if management
had used different, but
nonetheless reasonably
plausible, assumptions
and estimates. In
general, security
valuation is the only
critical accounting
policy for a registered
partnership.
Initial selection of and
changes in significant
accounting policies or
their application and new
accounting and reporting
standards during the year
must be communicated.
Presentation of financial
statements, including
disclosures, is in
accordance with U.S.
generally accepted
accounting principles,
the Investment Company
Act of 1940 (as amended),
Articles 6 and 12 of SEC
Regulation S-X, and the
AICPA Investment Company
Audit and Accounting
Guide.

	All Material Alternative
Accounting Treatments
Discussed with Management

We report to the Audit
Committee all alternative
accounting treatments
within GAAP for policies
and practices related to
material items (including
recognition, measurement,
presentation and
disclosure alternatives)
that have been discussed
with management during
the current audit period
including:
(i) Ramifications of the
use of such alternative
disclosures and
treatments, including the
reasons why the
alternative was selected
and, if management did
not select our preferred
alternative, the reasons
why it was not selected.
(ii) The treatment
preferred by us.
There were no discussions
with management regarding
alternative accounting
policies or alternative
accounting methods and
disclosure considerations
made or deemed necessary
during the course of our
audit.

	Audit Committee Pre-
Approval of Services

SEC rules require that
either (i) the audit
committee pre-approve the
specific audit or non-audit
engagement to be rendered,
or (ii) the engagement to
render services is entered
into pursuant to pre-
approval policies and
procedures established by
the audit committee,
provided that:
The policies and
procedures are
detailed as to the
particular service.
The audit committee is
informed of each
service that is
rendered.
Such policies and
procedures do not include
delegation of the audit
committee's
responsibilities to
management.
There were no non-audit
services that required
pre-approval by the
audit committee
performed by E&Y during
the period.  All audit
and tax services
performed by E&Y were
properly pre-approved by
the respective audit
committees.

	Other Material Written
Communications

We determine that the
Audit Committee has
received copies of all
material written
communication with
management in accordance
with Section 204 of the
Sarbanes-Oxley Act.
We have previously
provided you with a copy
of our engagement letter.
All other material
communications, such as
the management's
representation letter and
our independence letter,
will be presented to Audit
Committee during the next
audit committee meeting.
No unusual items are
noted.

0202-0270392-PH
0307-0449127-PH



0307-0449127-PH		4